Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-1 of our report dated October 19, 2026, relating to the financial statements of SPACCircle Acquisition Corp I as of April 30, 2026 and for the period from March 11, 2026 (inception) through April 30, 2026 (which includes an explanatory paragraph relating to SPACCircle Acquisition Corp.’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 19, 2026